Exhibit 99.1

DESTINATION MATERNITY CORPORATION
CONTACT: Judd P. Tirnauer
Senior Vice President & Chief Financial Officer
(215) 873-2278

For Immediate Release

DESTINATION MATERNITY REPORTS SALES FOR MARCH 2010
AND EXPECTS SECOND QUARTER EARNINGS
TO EXCEED PRIOR EARNINGS GUIDANCE
AND LAST YEAR'S RESULTS

Philadelphia, PA, April 8, 2010 -- Destination Maternity Corporation (Nasdaq: DEST), the world's leading maternity apparel retailer, today reported sales for the month of March 2010 and announced that it expects its second quarter earnings to exceed the top end of its prior earnings guidance range and to exceed last year's second quarter earnings.

Net sales for the month of March 2010 increased 4.3% to $50.7 million from $48.6 million reported for the month of March 2009. Comparable store sales for the month of March 2010 decreased 3.3% on a reported basis and decreased approximately 2.8% after adjusting for the "days adjustment calendar shift", which the Company estimates hurt its reported comparable store sales by approximately 0.5 percentage points. For March 2009 the Company's comparable store sales decreased 7.6% on a reported basis, and decreased approximately 1.6% to 2.6% after adjusting for the calendar shift. The increase in total reported sales for March 2010 compared to March 2009 resulted primarily from increased sales from the Company's leased department and licensed relationships, including sales due to the re-launch of the exclusive Two Hearts® Maternity collection in Sears® and Kmart® stores in October 2009, and increased Internet sales, partially offset by the decrease in comparable store sales.

Net sales for the second quarter of fiscal 2010 increased 0.8% to $131.1 million from $130.1 million reported for the second quarter of fiscal 2009. Comparable store sales for the second quarter of fiscal 2010 decreased 6.5% versus a comparable store sales decrease of 2.8% for the second quarter of fiscal 2009. Comparable store sales for the second quarter of fiscal 2009 decreased approximately 0.8% after adjusting for the calendar shift and Easter timing shift, which the Company estimates hurt its reported comparable store sales by approximately 2 percentage points. The increase in total reported sales for the second quarter of fiscal 2010 compared to fiscal 2009 resulted primarily from increased sales from the Company's leased department and licensed relationships, and increased Internet sales, partially offset by the decrease in comparable store sales.

Ed Krell, Chief Executive Officer of Destination Maternity, noted, "We are very pleased with the continued significant progress we are making in improving the profitability of our business, even in the face of a difficult sales environment. We expect our earnings for the second quarter to exceed the top end of our prior earnings guidance range and to be higher than last year, despite our comparable store sales decline. Our improved earnings performance is driven primarily by our continued cost reduction initiatives and strong merchandise gross margin performance, as well as from the growth in sales of our leased and licensed department relationships and increased Internet sales.

"We are also encouraged by the improvement in our sales trend we saw in March relative to the previous months. We believe that March sales benefited from more seasonably warm weather after our sales for February were significantly hurt by the severe snowstorms which hit several regions of the U.S. during the month, as well as the significantly colder weather in February compared to last year throughout most of the U.S. which dampened demand for Spring merchandise. Looking at the second quarter as a whole, although we are not satisfied with our comparable store sales performance, we believe it reflects the negative effect of: (i) the continued difficult overall retail environment, and (ii) our relatively stronger comparable store sales performance for the second quarter of last year (down approximately 0.8% after adjusting for the 2008 leap year impact and the later timing of Easter) compared to most apparel retailers. Our sales performance for the second quarter was within our expectations, with our comparable store sales decrease of 6.5% for the quarter within our guidance range of down 5.0% to 7.5% for the quarter, and our total sales of $131.1 million within our sales guidance range of $129.5 to $132.0 million provided in our January 28, 2010 press release.

"As we have noted previously, we have taken aggressive actions to manage our business in this tough environment, and with our cost reduction initiatives and tight management of expenditures and inventory, we were able to continue to reduce expenses and improve gross margin performance. Thus, we expect our second quarter GAAP diluted earnings per share to exceed the $0.31 per share top end of our prior guidance range of diluted earnings per share of between $0.18 and $0.31 that we provided in our January 28, 2010 press release. We also expect our second quarter non-GAAP adjusted diluted earnings per share (before goodwill impairment expense, restructuring and other charges, stock compensation expense, and loss on extinguishment of debt) to exceed the $0.45 per share top end of our prior guidance range for non-GAAP adjusted diluted earnings per share of between $0.33 and $0.45, and to exceed our comparably adjusted diluted earnings per share of $0.30 for the second quarter of fiscal 2009.

"Finally, as we have indicated previously, although we are pleased with our continued progress in improving the profitability of our company, by no means are we satisfied or complacent, especially with regard to our sales performance, and we are keenly focused on initiatives to drive profitable sales growth, as evidenced by the re-launch of our business with Sears, the expansion of our international business, the increased focus on our Internet business, and the introduction in February of our two new exclusive maternity apparel lines with supermodel Heidi Klum, Lavish By Heidi Klum™ for A Pea in the Pod® and Loved By Heidi Klum™ for Motherhood®."

During March 2010, the Company did not open any stores and closed two stores, including one store closing related to a prior month multi-brand store opening. As of the end of March 2010, the Company operates 709 stores, 979 leased department locations and 1,688 total retail locations, compared to 734 stores, 354 leased department locations and 1,088 total retail locations operated at the end of March 2009. The increase in leased department locations at the end of March 2010 versus the end of March 2009 predominantly reflects the opening of 623 Sears and Kmart leased department locations in connection with the October 2009 re-launch of the Two Hearts Maternity collection. For the quarter ended March 31, 2010, the Company opened four stores, all of which were multi-brand stores, including the Company's 24th Destination Maternity Superstore, and closed 16 stores, including 11 store closings related to multi-brand store openings.

Days Adjustment Calendar Shift and Easter Timing Shift

Destination Maternity reports sales on a calendar month basis, rather than on a "4-5-4 retail fiscal calendar" where each fiscal week and fiscal month starts on a Sunday and ends on a Saturday.  Thus, for each calendar month, there is a "days adjustment calendar shift" which may help or hurt reported calendar month sales and comparable store sales due to different days of the week typically contributing more sales than other days of the week.  For March 2010, there was one more Wednesday and one less Sunday compared to March 2009. The Company estimates this calendar shift unfavorably impacted its reported comparable store sales for March 2010 by approximately 0.5 percentage points. For March 2009, there was one more Tuesday and one less Saturday compared to March 2008. Also, Easter fell on April 12, 2009 compared to March 23, 2008. The Company estimates that this "days adjustment calendar shift" and Easter timing shift unfavorably impacted its reported comparable store sales for March 2009 by approximately 5 to 6 percentage points. For the second quarter of fiscal 2009, reported sales were hurt by having one less day compared to the second quarter of fiscal 2008 (due to February 2008 having 29 days due to the leap year), as well as the later timing of Easter, which the Company estimates unfavorably impacted its reported comparable store sales decrease for the second quarter of fiscal 2009 by approximately 2 percentage points.

The Company will report results for the second quarter and hold an investor conference call on April 28, 2010, at which time it will provide additional information related to results for the second quarter and future financial guidance.

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Destination Maternity Corporation is the world's largest designer and retailer of maternity apparel. In the United States and Canada, as of March 31, 2010, Destination Maternity operates 1,688 retail locations, including 709 stores, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, and Destination Maternity®, and sells on the web through its DestinationMaternity.com and brand-specific websites. Destination Maternity also distributes its Oh Baby by Motherhood® collection through a licensed arrangement at Kohl's® stores throughout the United States and on Kohls.com. In addition, Destination Maternity is expanding internationally and has entered into exclusive store franchise and product supply relationships in India and the Middle East.

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding net sales, comparable store sales, other results of operations, liquidity and financial condition, and various business initiatives, involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, in some cases have affected and in the future could affect the Company's financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: the impact of the current global economic slowdown on the retail industry in general and on apparel purchases in particular, our ability to successfully manage our various business initiatives, our ability to successfully implement our merchandise brand and retail nameplate restructuring, the success of our international expansion, our ability to successfully manage and retain our leased department and licensed relationships and marketing partnerships, future sales trends in our existing store base, unusual weather patterns, changes in consumer spending patterns, raw material price increases, overall economic conditions and other factors affecting consumer confidence, demographics and other macroeconomic factors that may impact the level of spending for maternity apparel, expense savings initiatives, our ability to anticipate and respond to fashion trends and consumer preferences, anticipated fluctuations in our operating results, the impact of competition and fluctuations in the price, availability and quality of raw materials and contracted products, availability of suitable store locations, continued availability of capital and financing, goodwill impairment charges, our ability to hire and develop senior management and sales associates, our ability to develop and source merchandise, our ability to receive production from foreign sources on a timely basis, potential stock repurchases, potential debt prepayments, changes in market interest rates, war or acts of terrorism and other factors set forth in the Company's periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.